Exhibit 10i

MATERION and SUBSIDIARIES
MANAGEMENT INCENTIVE SUBPLAN FOR
2015 PLAN YEAR

I. INTRODUCTION
Materion Corporation (the “Company”) maintains and operates the Materion Corporation Management Incentive Plan (the “MIP”), which is a shareholder-approved short-term incentive plan. The Management Incentive Sub-plan for 2015 Plan Year (the “Plan”) has been established by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors as a Sub-plan under the MIP to provide incentive compensation to certain eligible employees based principally on annual financial performance. Plan awards have a significant portion based on Company performance and potentially Business Unit performance (“Financial Performance”) and a remaining component that recognizes individual and combined contributions toward personal/team objectives ("Personal/Team Performance”).

The awards provided under the Plan are not intended to be Qualified Performance-Based Awards. Terms used in the Plan with initial capital letters that are not defined in the Plan shall have the meanings assigned to them in the MIP. The terms of the Plan and awards made under the Plan are subject to the terms and provisions of the MIP.

II. DEFINITIONS
Base Compensation:
The Participant's annual base salary in effect on September 30 of the Plan Year

Plan Year:
2015, which is the fiscal year for which Financial Performance and Personal/Team Performance, and any Plan awards, will be calculated

Business Unit Performance:
The Compensation Committee has delegated authority to the Company’s Executive Staff to designate the Company’s business units/subsidiaries (and their eligible employees) that are eligible for participation in the Plan for the Plan Year. Each business unit has defined Financial Performance measures, which have in turn been approved by the Compensation Committee and/or the Executive Staff. For each of these Financial Performance measures, a minimum goal, target goal and maximum goal will be established. Plan awards include a Financial Performance component based on Company Performance alone, or Company Performance and/or Business Unit Performance.

Company Performance:
The Company Performance portion of the Financial Performance component of Plan awards will consist of an Operating Profit measure (weighted at 85%) and a Value-added Sales measure (weighted at 15%).

Operating Profit (“OP”):
Operating Profit is defined as profit or loss, before interest and taxes, and for domestic and international operations; OP will include accrued performance or incentive compensation. Any adjustment to exclude the effect of any extraordinary, unusual or non-reoccurring items will be subject to review and approval by the Compensation Committee.

Growth in Value-added Sales (”VAS”):
Growth in Value-added Sales is defined as the percent increase in VAS for the Plan Year over the prior year. VAS is the amount equal to (1) the Company’s sales for the Plan Year minus (2) the aggregate cost to the Company for the Plan Year of gold, silver, platinum, palladium and copper. The Compensation Committee will establish a minimum goal, target goal and maximum goal for this VAS measure.

Other Metrics:
From time to time, other metrics may be adopted that are aligned with a business unit’s strategy and market challenges. These metrics will be defined and tracked by the corporate accounting department, subject to approval by the Executive Staff.

Personal/Team Performance:
An assessment is made of an individual's achievements and his/her contributions to work/project teams during the Plan Year. This assessment is expressed as a percentage of base compensation. The Personal/Team Performance component is distinct from the Financial Performance component.

Performance Objectives:
“Performance Objectives” shall mean the measurable performance objective or objectives established for Participants under the Plan for the Plan Year. The Compensation Committee may provide for such adjustments in the Performance Objectives or their evaluation as it may deem necessary or appropriate for purposes of administering this Plan.

III. PARTICIPATION
At the beginning of the Plan Year, the Executive Staff will, based on delegated authority from the Compensation Committee, identify exempt, salaried employees whose responsibilities affect progress on critical issues facing the Company, and those employees will participate in the Plan for the Plan Year. Those individuals selected by the Executive Staff will be notified of their participation in the Plan, their performance compensation grade, performance compensation opportunity, and applicable business unit designation.

Following the beginning of the Plan Year, the Executive Staff may admit new hires or individuals who are promoted or assigned additional and significant responsibilities to also participate in the Plan for the Plan Year. The Executive Staff may also alter performance compensation grade assignments to reflect changed responsibilities of participants during the Plan Year.

An employee who replaces or otherwise assumes the job functions or role of another employee does not automatically assume the Plan participation characteristics that had applied to such other employee. Rather, participation by the new or replacing employee must be individually considered and approved by the Executive Staff.

Participants who are newly employed before April 1 of the Plan Year are eligible for full participation in the Plan for such Plan Year. Participants who are newly employed on or after April 1 of the Plan Year and before July 1 of the Plan Year are eligible for half of any Plan award available based on Personal/Team Performance and Financial Performance for the Plan Year.

Plan awards for Participants who transfer from the Exempt Salaried Performance Compensation Plan to the Plan for purposes of the Plan Year will be prorated to the beginning of the month following the employee’s transfer to the Plan. The transferred employee’s eligibility under the Exempt Salaried Performance Compensation Plan will cease for the Plan Year.

Changes in performance compensation grade assignments will result in prorated participation for Plan awards.

The eligibility of employees hired or with changed job responsibilities after June 30 of the Plan Year will not be considered for participation in the Plan until a possible, subsequent Plan Year.

Normally, employees who participate in any other annual incentive, commission or performance compensation plan of the Company or as a subsidiary are not eligible. The Executive Staff may consider prorated participation in the Plan for the Plan Year under special circumstances.

With two exceptions, Participants must be employed on the day award payments are issued in order to be eligible for any Plan award. For a Participant who becomes eligible for and who elects a severance option under the Chronic Beryllium Disease Policy as amended, any award under the Plan will be prorated to the beginning of the month after the employee exercises the severance option. The second exception pertains to either the death of a Participant or the retirement (at age 65, or at age 55 or older with 10 years of service) of a Participant, in which case, any Plan award will be prorated to the beginning of the month following the employee’s death or the employee’s retirement date, as applicable. In no event will a prorated Plan award be earned where the proration percent is 1/3 or less.

Participants who have been on a leave of absence in excess of 13 weeks during the Plan Year will have their Plan award reduced on a pro-rata basis to reflect their actual contribution.

IV.	PLAN AWARD OPPORTUNITY FOR FINANCIAL PERFORMANCE COMPONENT
The Compensation Committee (or the Executive Staff) will establish minimum goals, target goals and maximum goals for each Financial Performance component of a Plan award opportunity. The Executive Staff will assign Participants to a specific business unit/subsidiary for the Financial Performance component of Plan awards.

Below is a summary of the Plan award target opportunities (as percentage of Base Compensation) for the Plan Year:

Grade            Financial Performance     Personal/Team Performance
     D                20%                 0-14%
E                10%                 0-14%
EE                 5%                 0-7%

Plan award opportunities for Participants in Grades A, B and C will be individualized as determined by the Compensation Committee or the Executive Staff.

Unless the minimum level goal for Operating Profit has been met, no other Financial Performance component of Plan awards (Business Unit, Company, sub-unit, and/or other measurement), will result in an award greater than 100% of the target opportunity for that measure. Performance that reaches or exceeds the maximum goal of a measure will result in an award at 200 percent of target opportunity for that measure. Award amounts for levels of achievement between minimum and target goals, at target goals, and between target and maximum goals will be prorated according to the level of achievement.

The Financial Performance portion of awards will be prorated for transfers between units (or between business unit and Corporate) according to the length of service by months in each unit during the Plan Year.

V. PLAN AWARD OPPORTUNITY FOR PERSONAL/TEAM PERFORMANCE COMPONENT
An Operating Profit “threshold” may be established, which must be achieved in order to make available the award opportunity to recognize the Personal/Team performance component. If such threshold is established, meeting this threshold would result in a Personal/Team opportunity payout. This threshold can be different than the minimum Operating Profit level necessary to create a Financial Performance opportunity. No awards for Personal/Team performance will be paid if a threshold is established and is not met.

The total pool for Personal/Team performance component of Plan awards for participants in Grades A through E would typically average 10 percent of the Base Compensation of participants, if the OP meets or exceeds target. The total pool for Personal/Team performance component for participants in Grade EE would typically average 5 percent of the Base Compensation of participants, if the OP meets or exceeds target. Performance below target could result in the total pool being reduced to a lesser amount. The Business Unit Executive and the Executive Staff will decide allocation of the pool among eligible participants based on their performance throughout the Plan year relative to achieving established goals and objectives.

The Personal/Team achievement may be modified based on the Company’s Net Promoter Score (“NPS”) results for the Plan Year. The Compensation Committee and/or Executive Staff will establish a minimum, target and maximum NPS goal for the Plan Year. If NPS falls below minimum, the Personal/Team achievement may be reduced by one (1) percentage point. If the maximum NPS goal is achieved or exceeded, an additional one (1) percentage point may be added to the Personal/Team final achievement.

VI. PAYMENT
Distribution of any payouts for Plan awards earned under the Plan to Participants will be on or before March 15 of the year following the Plan Year.

VIII. GENERAL PROVISIONS
The Executive Staff has authority to make administrative decisions regarding the Plan.

The Company’s Board of Directors, through the Compensation Committee, shall have final and conclusive authority for interpretation, application, and possible modification of this Plan or established targets. The Board of Directors, through the Compensation Committee, reserves the right to amend or terminate the Plan at any time. Subject to the preceding sentences, any determination by the Company's independent accountants shall be final and conclusive as it relates to the calculation of financial results.

This Plan is not a contract of employment.